Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 07:47 AM 11/20/2014 FILED 08:01 AM 11/20/2014 SRV 141434220 - 5440535 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: CBS Outdoor Americas Capital LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

First: The name of the limited liability company is: Outfront Media Capital LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of November, A.D. 2014.

By:
Authorized Person(s)

Name:
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 09:56 AM 12/02/2013 FILED 10:00 AM 12/02/2013 SRV 131361553 - 5440535 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is CBS OUTDOOR AMERICAS CAPITAL LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 27 day of November, 2013.

By:
Authorized Person (s)

Name:	Louis J. Briskman